Exhibit 99

June 24, 2010

Helmerich & Payne Comments on News Reports in Venezuela

TULSA, Oklahoma

Helmerich & Payne, Inc. (NYSE: HP) commented on recent media reports that refer to Venezuelan government authorities affirming that they will seek to nationalize the Company’s 11 rigs in Venezuela.  The Company has been in recent discussions with PDVSA (the Venezuelan national oil company) in efforts to achieve a mutually beneficial agreement that would address both PDVSA’s desire for the Company’s rigs to return to work and make progress towards collecting unpaid invoices corresponding to services rendered in prior years.  The Company communicated to PDVSA on numerous occasions that it would be willing to enter new drilling contracts for drilling work in Venezuela if and when significant progress was achieved in terms of such receivable collections and currency conversion.  PDVSA recently informed the Company that it would be interested in buying the Company’s drilling rigs in Venezuela should the Company not be willing to return to work without such pre-conditions.  The Company recently offered to sell rig assets to PDVSA.  As of this morning, the Company has not received any notification from Venezuelan government authorities or from PDVSA regarding nationalization or expropriation of the Company’s rigs or other assets.

President and CEO Hans Helmerich commented, “Our dispute with PDVSA has never been very complicated and our position has remained clear:  We simply wanted to be paid for work already performed.  We stated repeatedly we wanted to return to work, just not for free.  We are surprised by yesterday’s announcement only because we have been in ongoing efforts in a good faith attempt to accommodate a win-win resolution, including a willingness to sell rigs.  We have worked in Venezuela for 52 years and wanted to continue under reasonable conditions.  At the same time, Helmerich & Payne has reduced its number of rigs in Venezuela in half since 1998.  At that point, almost 30% of our land rigs were in that country, as compared to under 5% of our land rigs today.”

As previously reported in the Company’s public filings, all 11 Helmerich & Payne rigs that formerly worked for PDVSA completed their contract obligations during calendar year 2009.  Since then, these conventional land rigs have been idle in Venezuela and remain in our facilities there.  The total invoiced amount by the Company that remains due from PDVSA as of June 14, 2010, is valued at approximately $43 million (U.S. currency equivalent), including approximately $36 million in invoices issued since the Company changed its revenue recognition to cash basis for its Venezuelan operation.  Also pending resolution is an exchange with PDVSA of local currency (Bolivar Fuerte) for U.S. dollars as a result of PDVSA unilaterally paying U.S. dollar invoices (issued in 2007 and 2008) in local currency.  Furthermore, since July 22, 2008, the Company has had an outstanding application with the Venezuelan government requesting approval to convert local currency cash balances to U.S. dollars for dividend payment purposes.  When and if the Venezuelan government approves this application, the Company’s Venezuelan subsidiary is expected to remit approximately $14.2 million, adjusted for the January 2010 currency devaluation, as a dividend to its U.S. based parent.

(over)

At May 31, 2010, the Company had approximately $30 million (U.S. dollar equivalent) in cash denominated in local currency in Venezuela.  As of the end of the second fiscal quarter of 2010, the Company’s consolidated balance sheet included approximately $67 million in net book value of long-lived assets comprised of property, plant and equipment in Venezuela, and approximately $5 million in equipment inventories in that country.  Other less significant current assets and liabilities related to Venezuela are also included in the Company’s consolidated balance sheet.  For additional details related to the Company’s operations and risks in Venezuela, please refer to the Company’s latest annual report on Form 10-K and to its latest quarterly report on Form 10-Q.

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of June 8, 2010, the Company’s existing fleet included 214 U.S. land rigs, 39 international land rigs and nine offshore platform rigs.

Statements in this release are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 and are based on current expectations and assumptions that are subject to risks and uncertainties. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Results of Operations and Financial Condition” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.

Contact: Mike Drickamer

(918) 588-5190

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